Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-81841, 333-81845, 333-81847, 333-81857, 333-91187, 333-172531, 333-188978, 333-188979, 333-218541) of WESCO International, Inc. of our report dated February 20, 2020 with respect to the consolidated financial statements and schedules of Anixter International Inc., and the effectiveness of internal control over financial reporting of Anixter International Inc., incorporated by reference in this Current Report on Form 8-K/A of WESCO International, Inc.

/s/ Ernst & Young LLP

Chicago, Illinois
August 17, 2020